                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     TRAMMELL CROW COMPANY
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                             TRAMMELL CROW COMPANY
                          2001 ROSS AVENUE, SUITE 3400
                              DALLAS, TEXAS 75201

                                                                  April 17, 2000

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Trammell Crow Company to be held on May 16, 2000, at 8:30 a.m., local time, at the Dallas Museum of Art, 1717 Harwood Street, Dallas, Texas 75201. Please find enclosed a notice to stockholders, a Proxy Statement describing the business to be transacted at the meeting, a Form of Proxy for use in voting at the meeting and an Annual Report for Trammell Crow Company.

    At the Annual Meeting, you will be asked (i) to elect three directors of the Company; (ii) to ratify the selection of Ernst & Young LLP as the independent accountants for the Company for the fiscal year ending December 31, 2000; and
(iii) to act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

    We hope that you will be able to attend the Annual Meeting, and we urge you to read the enclosed Proxy Statement before you decide to vote. Even if you do not plan to attend, please complete, sign, date and return the enclosed Proxy or grant your proxy by telephone, as described on the enclosed Proxy, as promptly as possible. It is important that your shares be represented at the meeting.

                                          Very truly yours,

                                          /s/ George L. Lippe

                                          George L. Lippe
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                             YOUR VOTE IS IMPORTANT
 All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed Proxy or to grant your proxy by telephone, as described on the enclosed Proxy, as promptly as possible. Returning your Proxy or granting your proxy by telephone will help the Company assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned the Proxy or has granted his or her proxy by telephone.

                             TRAMMELL CROW COMPANY
                          2001 ROSS AVENUE, SUITE 3400
                              DALLAS, TEXAS 75201

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2000

                            ------------------------

    PLEASE TAKE NOTICE THAT the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Trammell Crow Company, a Delaware corporation (the "Company"), will be held on May 16, 2000, at 8:30 a.m., local time, at the Dallas Museum of Art, 1717 Harwood Street, Dallas, Texas 75201, to consider and vote on the following matters:

    (1) Election of three directors of the Company to serve until the Annual Meeting of the Company's stockholders in 2003 and until their respective successors are elected and qualified or until their earlier death, resignation or removal from office.

    (2) Ratification of the selection of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 2000.

    (3) Such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

    The close of business on April 10, 2000, has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only holders of record of the Company's common stock, par value $0.01 per share, at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at the Company's offices at the address on this notice and at the Annual Meeting.

    Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed Proxy or grant your proxy by telephone, as described on the enclosed Proxy, as promptly as possible. You may revoke your proxy before the Annual Meeting as described in the Proxy Statement under the heading "Solicitation and Revocability of Proxies."

                                          By Order of the Board of Directors,

                                          /s/ Derek R. McClain

                                          Derek R. McClain
                                          SECRETARY

Dallas, Texas

                             TRAMMELL CROW COMPANY
                          2001 ROSS AVENUE, SUITE 3400
                              DALLAS, TEXAS 75201
                                 (214) 863-3000

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    The Board of Directors of Trammell Crow Company requests your Proxy for use at the Annual Meeting of Stockholders to be held on May 16, 2000, at 8:30 a.m., local time, at the Dallas Museum of Art, 1717 Harwood Street, Dallas, Texas 75201, and at any adjournment or postponement thereof. By signing and returning the enclosed Proxy or granting your proxy by telephone, you authorize the persons named on the Proxy to represent you and to vote your shares at the Annual Meeting. This Proxy Statement and the Form of Proxy were first mailed to stockholders of the Company on or about April 18, 2000.

    This solicitation of proxies is made by the Board of Directors of the Company and will be conducted primarily by mail. Officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.

    If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy, are represented by another Proxy or have granted your proxy by telephone. You may revoke your proxy, whether granted by telephone or by returning the enclosed Proxy, at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated Proxy to the Secretary of the Company, (b) delivering written notice of revocation of the Proxy to the Secretary of the Company, or (c) voting in person at the Annual Meeting. In addition, if you granted your proxy by telephone, you may revoke such grant by resubmitting your proxy by telephone at any time prior to 3:00 p.m., local time, on May 15, 2000. In the absence of any such revocation, shares represented by the persons named on the Proxies will be voted at the Annual Meeting.

                               VOTING AND QUORUM

    The only outstanding voting securities of the Company are its shares of common stock, par value $.01 per share ("Common Stock"). On April 10, 2000, the record date for the Annual Meeting, there were 34,873,773 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

    Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the record date shall constitute a quorum at the Annual Meeting. The chairman of the meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the holding of the adjourned meeting, until a quorum is present. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided, that if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Proxies solicited by this Proxy Statement may be used to vote in favor of any motion to adjourn the Annual Meeting. The persons named on the Proxies intend to vote in favor of any motion to adjourn the Annual Meeting to a subsequent day if, prior to the Annual Meeting, such persons have not received sufficient proxies to approve the proposals described in this Proxy Statement. If such a motion is approved but sufficient proxies are not received by the time set for the resumption of the Annual Meeting, this process will be repeated until sufficient proxies to vote in favor of the proposals to be presented to the stockholders at the Annual Meeting have been received or it appears that sufficient proxies will not be received. Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions with respect to a particular item.

                 PROPOSAL ONE--ELECTION OF CLASS III DIRECTORS

    The Board of Directors has designated Messrs. J. McDonald Williams, William
F. Concannon and Henry J. Faison as nominees for election as Class III directors of the Company at the Annual Meeting (each, a "Nominee"). Each of the Nominees currently serves as a Class III director. If elected, each Nominee will serve until the expiration of his term at the Annual Meeting of the Company's Stockholders in 2003 and until his successor is elected and qualified or until his earlier death, resignation or removal from office. For information about each Nominee, see "Directors."

    The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your Proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors, or the number of the Company's directors will be reduced.

REQUIRED VOTE AND RECOMMENDATION

    The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of each of the Nominees.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

               PROPOSAL TWO--SELECTION OF INDEPENDENT ACCOUNTANTS

    On March 30, 2000, the Board of Directors ratified the selection of Ernst & Young LLP ("Ernst & Young") as the Company's independent accountants for the fiscal year ending December 31, 2000. The Company expects that representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

    If the appointment of Ernst & Young as the Company's independent accountants is not ratified at the Annual Meeting, the Board of Directors will consider the appointment of other independent accountants. The Board of Directors may terminate the appointment of Ernst & Young as independent accountants without the approval of the Company's stockholders whenever the Board of Directors deems termination necessary or appropriate.

REQUIRED VOTE AND RECOMMENDATION

    Ratification of Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 2000, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young, and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification. Unless otherwise instructed on the Proxy or unless authority to vote is withheld, the enclosed Proxy will be voted for the ratification of Ernst & Young as the Company's independent accountants.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                                   DIRECTORS

    The following tables set forth certain information regarding the Nominees and the other Directors of the Company:

                                                                           DIRECTOR'S
NAME OF NOMINEE                                  AGE          TITLE        TERM ENDING
---------------                                --------      --------      -----------
William F. Concannon.........................     44         Director         2000
Henry J. Faison..............................     65         Director         2000
J. McDonald Williams.........................     58         Director         2000

    WILLIAM F. CONCANNON has been a director of the Company since 1991 and has served as the President and Chief Executive Officer of Trammell Crow Corporate Services since July 1991. Mr. Concannon joined the Company as Vice President of National Marketing in 1986 and in 1990 became Director and Partner in charge of Trammell Crow Corporate Services.

    HENRY J. FAISON has served as Executive Vice President and a director of the Company since July 1998. From 1994 to 1998, Mr. Faison served as Chairman of Faison Enterprises Inc. ("Faison Enterprises"). From 1988 to 1994, he served as the Chief Executive Officer of Faison Enterprises.

    J. MCDONALD WILLIAMS has been the Chairman of the Board of Directors of the Company since August 1994. Mr. Williams served as President and Chief Executive Officer of the Company from 1991 to 1994. From 1977 to 1991, Mr. Williams served as Managing Partner of the Company and from 1973 to 1977 Mr. Williams was Managing Partner, International Projects for the Company. Mr. Williams is a member of the Board of Directors of A.H. Belo Corporation. In any given year within the past five years, Mr. Williams has indirectly owned interests in hundreds of partnerships (or affiliates of partnerships) or corporations. In the past five years, Mr. Williams was an officer of the general partner in 3 and an officer in 2, partnerships or corporations, or affiliates of such partnerships or corporations, that filed for protection under federal bankruptcy laws. In addition, in the past five years, Mr. Williams was an executive officer or director of 13 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership.

                                                                        DIRECTOR'S
NAME OF DIRECTOR          AGE                     TITLE                 TERM ENDING
----------------        --------   -----------------------------------  -----------

Harlan R. Crow........     50      Director                                2002

James R. Erwin........     55      Director                                2002

Jeffrey M. Heller.....     60      Director                                2002

George L. Lippe.......     45      Chief Executive Officer, President
                                     and Director                          2001

Rowland T. Moriarty...     53      Director                                2001

Robert E. Sulentic....     43      Executive Vice President, Chief
                                     Financial Officer and Director        2001

    HARLAN R. CROW has been a director of the Company since 1991. Mr. Crow is the Chief Executive Officer of Trammell Crow Interests Company, d/b/a Crow Family Holdings, a private investment company managing investments in a variety of real estate-related and other businesses, a position he has held since 1986. In any given year within the past five years, Mr. Crow has indirectly owned interests in hundreds of partnerships (or affiliates of partnerships) or corporations. In the past five years, Mr. Crow was an officer of the general partner in 4 partnerships, and was an officer in 2 corporations, that filed for protection under federal bankruptcy laws. In addition, in the past five years, Mr. Crow was an executive officer or director in 14 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership. Pursuant to a Stockholders Agreement to which the Company is a party, Crow Family Partnership, L.P. has been granted the right to nominate a member of the Board of Directors, and certain executive officers of the Company have agreed to vote their shares of Common Stock in favor of such nominee. Mr. Crow is the initial such nominee. See "Certain Relationships and Related Transactions--Stockholders' Agreement."

    JAMES R. ERWIN has been a director of the Company since December 1997.
Mr. Erwin has served as Vice Chairman--Texas and Senior Client Executive--Southwest of Bank of America, N.A. since October 1998, was Vice Chairman for Texas and Corporate Finance Executive--West of NationsBank Corp. from January 1994 to October 1998, and was Executive Vice President, Manager of Operations and Technology for NationsBank Corp. from October 1991 to
January 1994.

    JEFFREY M. HELLER has been a director of the Company since December 1997. Mr. Heller has served as President and Chief Operating Officer of Electronic Data Systems Corporation ("EDS") since June 1996. From 1987 to June 1996,
Mr. Heller served as Senior Vice President of EDS with responsibilities for Technical Operations and Asia-Pacific. Mr. Heller is a member of the Board of Directors of Unigraphics Solutions Inc.

    GEORGE L. LIPPE has been a director of the Company since August 1997 and has served as the Company's President and Chief Executive Officer since
January 1996. From 1995 to 1996, Mr. Lippe served as the Company's Executive Vice President of Operations. Mr. Lippe has served in various other capacities with the Company since 1978.

    ROWLAND T. MORIARTY has been a director of the Company since December 1997. Mr. Moriarty has served as Chairman and Chief Executive Officer of Cubex Corporation, a consulting firm, since 1992. From 1981 to 1992, Mr. Moriarty served as a professor at the Harvard Business School. Mr. Moriarty is a member of the Board of Directors of Staples Inc., an office supply retailer, and Charles River Associates, an economic research firm based in Boston.

    ROBERT E. SULENTIC has served as the Company's Executive Vice President and Chief Financial Officer since September 1998 and has been a director of the Company since December 1997. Mr. Sulentic served as the Company's Executive Vice President and National Director of Development and Investment from
December 1997 through August 1998. Mr. Sulentic has served as President of Trammell Crow NE, Inc., since 1995 and has served as Chairman of the Company's Development Committee since 1994. From 1991 to 1994, Mr. Sulentic served as Managing Director in charge of Trammell Crow Company's Philadelphia Division. From 1987 to 1990, Mr. Sulentic served as the Partner in charge of the Company's New Jersey Division. Mr. Sulentic served in Houston as a Marketing Director for the Company in 1986 and 1987 and as a Leasing Agent in 1984 and 1985.

DIRECTOR COMPENSATION

    The Company's employee directors do not receive compensation solely in their capacity as directors of the Company. The Company's non-employee directors are paid a retainer of $30,000 for their service on the Board of Directors. In addition to the retainer, non-employee directors are eligible to receive annual stock option grants under the Long-Term Incentive Plan. In 1999, each of the non-employee directors received 3,345 stock option grants under the Long-Term Incentive Plan. See "Executive Compensation--

Long-Term Incentive Plan." In addition, all directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board of Directors and committee meetings.

TERM OF OFFICE

    The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each.
Messrs. Lippe, Moriarty and Sulentic currently serve as Class I directors, whose terms expire at the Annual Meeting of Stockholders in 2001. Messrs. Crow, Erwin and Heller currently serve as Class II directors whose terms expire at the Annual Meeting of Stockholders in 2002, and Messrs. Williams, Concannon and Faison currently serve as Class III directors whose terms expire at the Annual Meeting.

                      MEETINGS AND COMMITTEES OF DIRECTORS

    The Company's Board of Directors had seven meetings during the Company's fiscal year ended December 31, 1999. The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Governance Committee. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board of Directors and, if applicable, all meetings of committees of the Board of Directors on which such director served during 1999.

    The Executive Committee may, to the maximum extent permitted by the Delaware General Corporation Law, have and exercise all of the powers and authorities of the Board in the management of the business and affairs of the Company; provided, however, that the Executive Committee does not have the power or authority to amend the certificate of incorporation of the Company, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets, recommend to the stockholders a dissolution of the Company or a revocation of a dissolution of the Company, or amend, alter or repeal the bylaws or adopt new bylaws for the Company, declare a dividend or authorize the issuance of stock. The current members of the Executive Committee are Messrs. Williams (Chairman), Lippe and Erwin. Messrs. Williams, if reelected as a Class III director, Lippe and Erwin will continue to serve on the Executive Committee following the Annual Meeting. The Executive Committee did not have any meetings during the Company's fiscal year ended December 31, 1999.

    The Audit Committee was established in December, 1997. The Audit Committee reviews the results and scope of the annual audit and other services provided by the Company's independent accountants. In addition, the Audit Committee reviews certain related party transactions. The current members of the Audit Committee are Messrs. Heller (Chairman), Erwin and Moriarty. Messrs. Heller, Erwin and Moriarty will continue to serve on the Audit Committee following the Annual Meeting. The Audit Committee had two meetings during the Company's fiscal year ended December 31, 1999.

    The Compensation Committee reviews and approves the salaries and other compensation that the Company pays its executive officers, and the Compensation Committee administers the Company's Long-Term Incentive Plan. See "Executive Compensation--Long-Term Incentive Plan." The current members of the Compensation Committee are Messrs. Erwin (Chairman), Heller and Moriarty. Messrs. Erwin, Heller and Moriarty will continue to serve on the Compensation Committee following the Annual Meeting. The Compensation Committee had four meetings during the Company's fiscal year ended December 31, 1999.

    The Governance Committee was established in March of 1999. The Governance Committee is charged with assessing director performance, recruiting new directors, evaluating Board processes, staffing and rotation of Board committees and studying management succession issues. The current members of the Governance Committee are Messrs. Moriarty (Chairman), Crow, Williams and Lippe.
Messrs. Moriarty, Crow, Williams, if reelected as a Class III director, and Lippe will continue to serve on the Governance Committee following the Annual Meeting. The Governance Committee had one meeting during the Company's fiscal year ended December 31, 1999.

                               EXECUTIVE OFFICERS

    The following table sets forth information regarding the Executive Officers of the Company and certain of its subsidiaries:

NAME                            AGE                                 TITLE
----                          --------                              -----
H. Pryor Blackwell.........         39   Executive Vice President and Chief Operating Officer
William F. Concannon.......         44   President and Chief Executive Officer of Trammell Crow
                                         Corporate Services, Inc. and Director
George L. Lippe............         45   Chief Executive Officer, President and Director
William Rothacker..........         49   President and Chief Executive Officer of Trammell Crow
                                         Retail Services, Inc.
Robert E. Sulentic.........         43   Executive Vice President, Chief Financial Officer and
                                         Director

    The Executive Officers named above were elected by the Board of Directors of the Company, or, in the case of Messrs. Concannon and Rothacker, the Boards of Directors of Trammell Crow Corporate Services, Inc. and Trammell Crow Retail Services, Inc., respectively, to serve in such capacities until the next annual meeting of such Boards of Directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation or removal from office. Biographical information on Messrs. Concannon, Lippe and Sulentic is set forth previously in this Proxy Statement.

    H. PRYOR BLACKWELL has served as Executive Vice President and Chief Operating Officer of the Company since September 1998. Mr. Blackwell served as Executive Vice President and Chief Operating Officer of the Company's Western Operations from August 1997 through August 1998 and served as President and Chief Executive Officer of TCDFW, Inc. from 1993 until September 1998.
Mr. Blackwell served on the Board of Directors of the Company from 1993 until 1997, and as a member of the Board of Directors served on the Company's Investment Committee and Audit Committee. From 1991 to 1993, Mr. Blackwell served as President and Chief Executive Officer of Trammell Crow Central Office Group, Inc. From 1987 to 1990, Mr. Blackwell served as the Partner in charge of the Company's Downtown (Dallas) Office Division. Mr. Blackwell served the Company as Marketing Principal from 1986 to 1987 and Leasing Agent from 1984 to 1986.

    WILLIAM ROTHACKER has been President and Chief Executive Officer of Trammell Crow Retail Services since its formation in December 1996. Since 1994,
Mr. Rothacker has been President of Trammell Crow Denver and has had responsibility for overseeing the Company's operations in New Mexico and Arizona. Mr. Rothacker served as Managing Director in charge of the Company's Denver operations from 1991 to 1994. From 1987 to 1991, Mr. Rothacker served as Partner in charge of the Denver Division. Mr. Rothacker served as Partner in charge of the Denver Retail division from 1983 to 1986 and as Leasing Agent in Denver from 1980 to 1983.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information for the fiscal years ended December 31, 1997, 1998 and 1999, concerning the cash and non-cash compensation earned by, or awarded to, the Chief Executive Officer of the Company and each of the other four most highly compensated executive officers of the Company whose aggregate remuneration for services rendered to the Company during the year ended December 31, 1999 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL
                                                       COMPENSATION             LONG-TERM COMPENSATION
                                                    -------------------   ----------------------------------
                                                                                AWARDS            PAYOUTS
                                                                          ------------------   -------------
                                                                           SHARES OF COMMON
                                                                           STOCK UNDERLYING
NAME AND                                                                  OPTIONS GRANTED IN       LTIP            ALL OTHER
PRINCIPAL POSITION                         YEAR      SALARY    BONUS($)      FISCAL YEAR       PAYOUTS($)(1)   COMPENSATION($)(2)
------------------                       --------   --------   --------   ------------------   -------------   ------------------
George L. Lippe........................    1999      350,000   644,358          52,461             391,827          (391,827)
  President and Chief Executive            1998      363,462   700,000              --             653,044          (653,044)
  Officer, Trammell Crow                   1997      350,000   175,000          58,529           1,510,838          (112,810)
  Company

Robert E. Sulentic.....................    1999      250,000   437,500          48,656             691,038          (691,038)
  Executive Vice President and             1998      242,308   370,833              --             686,151          (686,151)
  Chief Financial Officer,                 1997      210,000   230,000          58,529             673,722           806,152
  Trammell Crow Company

William F. Concannon...................    1999      225,000   435,673          42,198                  --                --
  President and Chief Executive            1998      233,654   337,500              --               2,868            (2,868)
  Officer ofTrammell Crow                  1997      210,000   180,000          88,342           1,007,526          (354,607)
  Corporate Services, Inc.

H. Pryor Blackwell.....................    1999      250,000   402,724          39,651             221,220          (221,220)
  Executive Vice President and             1998      242,308   370,833              --             368,700          (368,700)
  Chief Operating Officer,                 1997      210,000   180,000          58,529             749,043             8,627
  Trammell Crow Company

William Rothacker......................    1999      225,000   310,673          35,323              80,700           (80,700)
  President and Chief Executive            1998      233,654   337,500              --             134,499          (134,499)
  Officer of Trammell Crow                 1997      190,000    95,000          58,529             705,061          (560,788)
  Retail Services, Inc.

------------------------------

(1) Reflects distributions made from the Profit Sharing Plan (as hereinafter defined) in the year indicated for amounts earned in the year indicated and prior years.

(2) The amounts shown include the dollar amounts of increases (decreases) to the Profit Sharing Account (as hereinafter defined) for each of the Named Executive Officers under the Profit Sharing Plan for the years indicated. Payouts of awards under the Profit Sharing Plan are subject to certain restrictions.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information concerning Common Stock options granted to the Named Executive Officers in the fiscal year ended December 31, 1999. No stock appreciation rights were granted in the fiscal year ended December 31, 1999.

                            NUMBER OF     % OF TOTAL
                              SHARES       OPTIONS      EXERCISE OR
                            UNDERLYING    GRANTED TO    BASE PRICE                  GRANT DATE
                             OPTIONS     EMPLOYEES IN       ($/       EXPIRATION   PRESENT VALUE
NAME                         GRANTED     FISCAL YEAR     SHARE)(3)       DATE         ($)(4)
----                        ----------   ------------   -----------   ----------   -------------
George L. Lippe...........    28,058(1)     1.2%           18.06       02/18/09       296,292
                              24,403(2)     1.1%           17.44       05/05/09       258,428

Robert E. Sulentic........    21,641(1)     1.0%           18.06       02/18/09       228,529
                              27,015(2)     1.2%           17.44       05/05/09       286,089

William F. Concannon......    24,188(1)     1.1%           18.06       02/18/09       255,425
                              18,010(2)     0.8%           17.44       05/05/09       190,726

H. Pryor Blackwell........    21,641(1)     1.0%           18.06       02/18/09       228,529
                              18,010(2)     0.8%           17.44       05/05/09       190,726

William Rothacker.........    17,313(1)     0.8%           18.06       02/18/09       182,825
                              18,010(2)     0.8%           17.44       05/05/09       190,726

------------------------

(1) The options are subject to a three year vesting schedule, subject to certain exceptions, with one-third becoming exercisable on each of February 18, 2000, 2001 and 2002.

(2) The options are subject to a four year vesting schedule, subject to certain exceptions, with one-fourth becoming exercisable on each of May 5, 2000, 2001, 2002 and 2003.

(3) The exercise price is the market price on the date of grant.

(4) The grant date present value was determined by using the Black-Scholes option pricing model, as adapted for use in valuing stock options. The estimated values under the Black-Scholes model are based on assumptions as to certain variables. Expected stock price volatility is assumed to be 50.2% for options expiring on February 18, 2009 and 52.6% for options expiring on May 5, 2009 and the risk-free rate of return is assumed to be 5.39% for options expiring on February 18, 2009 and 5.80% for options expiring on May 5, 2009 for the options shown in the table. The exercise date for the options is assumed to be the seventh anniversary of the date of grant, and dividend yield is assumed to be 0%. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model reflected in the table.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SHARES
                                                   UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                         OPTIONS AT                IN THE MONEY OPTIONS
                                                      DECEMBER 31, 1999         AT DECEMBER 31, 1999($)(1)
                                                 ---------------------------   -----------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                                             -----------   -------------   ------------   --------------
George L. Lippe................................     39,019         71,971             N/A            N/A
Robert E. Sulentic.............................     39,019         68,166             N/A            N/A
William F. Concannon...........................     68,832         61,708         231,945            N/A
H. Pryor Blackwell.............................     39,019         59,161             N/A            N/A
William Rothacker..............................     39,019         54,833             N/A            N/A

------------------------

(1) The price per share of Common Stock for the last trade reported by the New York Stock Exchange on December 31, 1999 was $11.63.

LONG-TERM INCENTIVE PLAN

    GENERAL. The purpose of the Long-Term Incentive Plan is to provide an incentive for employees, directors and certain consultants and advisors of the Company or its subsidiaries (as used for the Long-Term Incentive Plan, a "Participant") to remain in the service of the Company or its subsidiaries, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company and to aid the Company in attracting able persons to enter the service of the Company or its subsidiaries. To accomplish this purpose, the Long-Term Incentive Plan offers a proprietary interest in the Company through the distribution of awards ("Awards") including (i) incentive stock options qualified as such under U.S. federal income tax laws ("INCENTIVE OPTIONS"), (ii) stock options that do not qualify as incentive stock options ("NONSTATUTORY OPTIONS"), (iii) stock appreciation rights ("SARS"), (iv) restricted stock awards ("RESTRICTED STOCK AWARDS"), and (v) performance units ("PERFORMANCE UNITS").

    SHARE AUTHORIZATION. he number of shares of Common Stock that may be subject to outstanding awards under the Long-Term Incentive Plan is equal to 8,634,878 shares of Common Stock. The number of shares of Common Stock authorized under the Long-Term Incentive Plan and the number of shares subject to awards under the Long-Term Incentive Plan will be adjusted for stock splits, stock dividends, recapitalizations, mergers and other changes affecting the capital stock of the Company.

    ADMINISTRATION. The Board of Directors has appointed the Compensation Committee (the "Committee") to administer the Long-Term Incentive Plan. The Committee has broad discretion to administer the Long-Term Incentive Plan, interpret its provisions, and adopt policies for implementing the Long-Term Incentive Plan. This discretion includes the ability to select the recipient of an award, determine the type and amount of each Award, establish the terms of each Award, accelerate vesting or exercisability of an award, extend the exercise period for an Award, determine whether performance conditions have been satisfied, waive conditions and provisions of an Award, permit the transfer of an Award to family trusts and other persons and otherwise modify or amend any Award under the Long-Term Incentive Plan.

    STOCK OPTIONS. The Company may grant to Participants (i) Incentive Options (only to eligible employees) and (ii) Nonstatutory Options (collectively, "Options"). The Committee determines the exercise price of each option granted under the Long-Term Incentive Plan. The exercise price for an Incentive Option must not be less than the fair market value of the Common Stock on the date of grant, and the exercise price of Nonstatutory Options must not be less than 85% of the fair market value of the Common Stock on the date of grant. Stock options may be exercised as the Committee determines, but not later than ten years from the date of grant in the case of Incentive Options. At the discretion of the

Committee, holders may use shares of Common Stock to pay the exercise price, including shares issuable upon exercise of the option.

    SAR. A SAR may be awarded in connection with or separate from a stock option. A SAR is the right to receive an amount in cash or stock equal to the excess of the fair market value of a share of the Common Stock on the date of exercise over the exercise price specified in the agreement governing the SAR (for SARs not granted in connection with a stock option) or the exercise price of the related stock option (for SARs granted in connection with a stock option). A SAR granted in connection with a stock option will entitle the holder, upon exercise, to surrender the related stock option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered stock option or portion will then cease to be exercisable. Such a SAR is exercisable or transferable only to the extent that the related stock option is exercisable or transferable. A SAR granted independently of a stock option will be exercisable as the Committee determines. The Committee may limit the amount payable upon exercise of any SAR. SARs may be paid in cash, stock or a combination of cash and stock, as the Committee provides in the agreement governing the SAR.

    RESTRICTED STOCK. A Restricted Stock Award is a grant of shares of Common Stock that are nontransferable and subject to risk of forfeiture until specific conditions are met. The restrictions will lapse in accordance with a schedule or other conditions as the Committee determines. During the restriction period, the holder of a Restricted Stock Award may, in the Committee's discretion, have certain rights as a stockholder, including the right to vote the stock subject to the award or receive dividends on that stock. Restricted stock may also be issued upon exercise or settlement of options, SARs or Performance Units.

    PERFORMANCE UNITS. Performance Units are performance-based awards payable in cash, stock or a combination of both. The Committee may select any performance measure enumerated in the Long-Term Incentive Plan or combination of measures as conditions for cash payments or stock issuances under the Long-Term Incentive Plan.

    OUTSTANDING AWARDS. As of March 31, 2000, the Company had 136,343 shares of restricted stock issued and outstanding under the Long-Term Incentive Plan. As of March 31, 2000, options to acquire an aggregate of 5,736,990 shares of Common Stock under the Long-Term Incentive Plan were outstanding. The exercise prices for such stock options range from $11.44 to $36.00.

ASSUMED OPTION PLAN

    In connection with the formation of the Company in 1997 as the successor to Trammell Crow Company, a Texas close corporation (the "Predecessor Company"), the Company agreed to assume the Trammell Crow Company 1997 Stock Option Plan (the "Assumed Option Plan" or the "1997 Plan"), which had been adopted by the Predecessor Company.

    ADMINISTRATION. As permitted by the terms of the Assumed Option Plan, the Board of Directors has delegated all of its duties under the Assumed Option Plan to a committee of officers of the Company.

    ELIGIBILITY. Each employee of the Company or a subsidiary of the Company is eligible to participate in the Assumed Option Plan. Prior to the incorporation of the Company, the Predecessor Company selected the persons to be granted awards or options pursuant to the Assumed Option Plan (as used for the Assumed Option Plan, the "Participants").

    SHARE AUTHORIZATION. The maximum number of shares of the Predecessor Company's common stock that could be subject to outstanding awards under the Assumed Option Plan was 1,626. The Assumed Option Plan provided that this number of shares and the number of shares subject to an award under the Assumed Option Plan would be adjusted for stock splits, stock dividends, recapitalizations, mergers and other changes affecting the capital stock of the Predecessor Company.

    STOCK OPTIONS. Options granted under the Assumed Option Plan were nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Company at the exercise price. The exercise price may be paid in cash, with shares of Common Stock or with a combination of cash and Common Stock. The options will expire within ten years from the date of grant.

    AWARDS. On August 1, 1997, the Predecessor Company granted to certain of its employees options to acquire an aggregate of 1,626 shares of its common stock, which constitutes all shares authorized under the Assumed Option Plan. In connection with the formation of the Company, the Company assumed the Predecessor Company's obligations with respect to all such options, and the Company became obligated to issue up to an aggregate of 2,423,769 shares of Common Stock at a purchase price of $3.85 per share upon the exercise of such options. All of such options vested upon the closing of the Company's initial public offering in November 1997 (the "Initial Public Offering") and became exercisable 30 days thereafter. As of March 31, 2000, 684,198 shares of Common Stock had been issued upon the exercise of options pursuant to the Assumed Option Plan and 1,739,571 shares were the subject of outstanding awards under the Assumed Option Plan. No additional options will be granted under the Assumed Option Plan.

PROFIT SHARING PLAN

    In connection with the consummation of the Initial Public Offering, the Company determined to no longer grant any future awards under its 1995 Profit Sharing Plan (the "Profit Sharing Plan"). All unpaid deferred and accrued earnings associated with the Profit Sharing Units and Business Units under the Profit Sharing Plan were paid to participants (for the purposes of this section, a "Participant") in 1999, and the Company has no further obligation to the Participants. Set forth below is a general discussion of the terms of the Profit Sharing Plan.

    The basic accounting units for purposes of the Profit Sharing Plan were Business Units and Projects. Business Units were designated based upon recommendations by profit sharing unit leaders to the Chief Executive Officer and were generally determined by geography or line-of-business. Similarly, a Project represented a particular real estate project in which the Company owns an equity interest. A Profit Sharing Unit generally consisted of multiple Business Units and Projects.

    A profit sharing account ("Profit Sharing Account") was maintained for each Participant within a Profit Sharing Unit. Each Participant's Profit Sharing Account was adjusted to reflect the operational results of each constituent Business Unit in which the Participant had been allocated a percentage economic interest (a "Business Unit Percentage") and each constituent Project in which the Participant had been allocated a percentage economic interest (a "Project Percentage"). The Profit Sharing Accounts did not represent any current right to assets of the Company. In a profitable year, each of a Participant's Profit Sharing Accounts was increased by a fraction of the Earnings Before Profit Sharing ("EBPS") of the appropriate Business Units and Projects. In an unprofitable year, if the EBPS of a given Business Unit or Project was negative, each Participant's Profit Sharing Account decreased. In addition, various adjustments to Profit Sharing Accounts were made to reflect the profits intended to be shared with the Participant. Prior to retirement, a Participant could receive distributions which were deducted from his Profit Sharing Account balances. Distributions were generally limited to a portion of the current year's EBPS. Payment of these distributions was also limited by liquidity concerns of the Company, potential negative Profit Sharing Accounts for individuals, and obligations to pay retired Participants or former stockholders.

    DISTRIBUTIONS BEFORE RETIREMENT. Participants generally received two kinds of distributions: (i) for each Project, distributions in proportion to their Project Percentages ("Project Distributions"); and (ii) for each Profit Sharing Unit, distributions in proportion to their Profit Sharing Account balances ("Current Distributions"). Current Distributions could not exceed the available cash of a Profit Sharing Unit after certain priority payments had been made. Thus, a Participant in a profitable Business Unit may have had limited Current Distributions if current earnings or available cash were reduced by the results of an unprofitable Business Unit in the same Profit Sharing Unit. Similarly, Project Distributions generally could not exceed a set percentage of the current earnings of the Project. Current Distributions or Project Distributions were made to a Participant only to the extent that the Participant's Profit Sharing Account balance was positive after aggregating all individual Business Units and Projects. Thus, all distributions made from a positive Profit Sharing Unit were generally offset against any Profit Sharing Unit in which the Participant has a negative account balance if the Participant did not have a positive net Profit Sharing Account balance. Finally, both Current Distributions and Project Distributions could be limited by other factors, including the overall solvency of the applicable Profit Sharing Unit.

    RETIRED PARTICIPANTS. Upon termination of employment, death or disability, a Participant, subject to certain vesting requirements, is entitled to receive the amounts, subject to the payment restrictions under the Profit Sharing Plan, then held in such Participant's Profit Sharing Account, which account is converted into a retirement account (a "Retirement Account"). If a Retirement Account is established, following the last day of the profit sharing period in which a Participant's retirement occurs, the Participant will no longer have any interest in any Business Unit but will continue to have existing Project interests. A retired Participant may, subject to limitations, receive two types of payments from his/her Retirement Account, (i) Basic Distributions and
(ii) Project Distributions, if retired before January 1, 1995. The Profit Sharing Plan vests over a graduated period such that if a Participant retires before the fifth anniversary of the December 31st first following the date on which he first becomes a Participant, his/her Retirement Account and Project Percentage will be reduced as follows: to 1% if he/she retires before the first anniversary, to 20% if he/she retires before the second anniversary, to 40% if he/she retires before the third anniversary, to 60% if he/she retires before the fourth anniversary; and to 80% if he/she retires before the fifth anniversary.

    Retired Participants will receive Basic Distributions equal to (a) the amount of such Basic Distribution partially accelerated to 10% of such participant's Retirement Balance as of his/her Retirement Date or (b) the Basic Distribution otherwise distributable to such participant by reason of a distribution by the applicable Profit Sharing Unit, whichever is greater, subject to certain limitations. For participants who retire on or after January 1, 1996 (a "Post '95 Retired Participant"), upon the occurrence of the fifth anniversary of the Retirement Date, no distributions will be made to other Participants, except Retired Participants, in that Profit Sharing Unit until such Retired Participant's Retirement Account is reduced to zero. If more than one Post '95 Retired Participant has reached the fifth anniversary of his/her Retirement Date, all such Post '95 Retired Participants will share proportionately based upon their respective Retirement Account balances. With respect to any participant who retired prior to January 1, 1996 (a "Pre '96 Retired Participant"), upon the seventh anniversary of his/her Retirement Date, no Post '95 Retired Participant will receive any Basic Distribution until the Pre '96 Retired Participant has received his/her balance in full or until the Post '95 Retired Participant has reached the seventh anniversary of his Retirement Date (whereupon such Post '95 Retired Participant shall be treated the same as a Pre '96 Retired Participant), whichever shall first occur.

    The accelerated Basic Distributions will be limited to the Available Cash of the applicable Profit Sharing Unit and other limitations contained in the Profit Sharing Plan, including a limit on Basic Distributions to Retired Participants of 24% of Available Cash of the applicable Profit Sharing Unit. In computing Available Cash, the Chief Executive Officer may, in his sole discretion, adjust the working capital reserves established by each Profit Sharing Unit in the manner he deems appropriate.

    TERMINATION OF FUTURE AWARDS. The Company will not grant any future awards under the Profit Sharing Plan. All unpaid deferred and accrued earnings associated with the Profit Sharing Units and Business Units under the Profit Sharing Plan were paid to Participants in 1999, and the Company has no further obligation to Participants. With respect to Retired Participants, the Company will continue to make Project Distributions until the completion of all Projects.

EMPLOYEE STOCK PURCHASE PLAN

    On December 22, 1997, the Company's Board of Directors adopted and approved The Trammell Crow Company Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan received stockholder approval at the Company's 1998 Annual Meeting of Stockholders. Set forth below is a general discussion of the terms of the Stock Purchase Plan.

    GENERAL. A total of 1,000,000 shares of Common Stock are reserved for issuance under the Stock Purchase Plan. The purpose of the Stock Purchase Plan is to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions. The Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code").

    ADMINISTRATION. The Stock Purchase Plan is administered by a committee of the Company's executive officers (the "Benefits Committee") appointed by the Company's Board of Directors. All questions of interpretation of the Stock Purchase Plan will be determined by the Benefits Committee, whose decisions will be final and binding upon all participants.

    ELIGIBILITY. All employees of the Company (or any of its parent or subsidiary corporations within the meaning of sections 424(e) and (f) of the
Code) who have been continually employed for at least sixty (60) days and who are customarily employed at least 20 hours per week and at least 5 months per year shall be eligible to participate in the Stock Purchase Plan, subject to certain limitations imposed by Section 423(b) of the Code. The sixty day eligibility requirement may be waived in the discretion of the Benefits Committee. At March 31, 2000, approximately 5,377 employees of the Company and its subsidiaries were eligible to participate in the Stock Purchase Plan.

    OFFERING DATES. Under the Stock Purchase Plan, the Company offers to all eligible employees the option to purchase shares of Common Stock. The term of each option granted is for a period of six (6) months, ending on June 30 or December 31, as the case may be (each such six month period is herein referred to as an "option period"). The first day of each such option period shall be the date of grant for the applicable option period.

    PURCHASE PRICE. The purchase price per share at which shares of Common Stock will be sold under the Stock Purchase Plan will be an amount equal to the lower of 85% of the market value of Common Stock on the date of exercise or the date of grant. The market value of a share of Common Stock on a given date will be the closing sales price of the Common Stock on the New York Stock Exchange on such date.

    The purchase price of the shares of Common Stock to be purchased under the Stock Purchase Plan will be accumulated by payroll deductions during each option period. The deductions may not exceed: (i) 10% of the participant's eligible compensation during the option period (which is defined in the Stock Purchase Plan to include all wages, salary, commissions, overtime and bonuses) from which the deduction is made; or (ii) an amount which will result in noncompliance with the limitations described below under "Purchase of Stock; Exercise of Options." Such payroll deductions will be credited to a book entry account for each participant. An employee may discontinue participation in the Stock Purchase Plan, but may not otherwise increase or decrease the rate of payroll deductions at any time during the option period.

    PURCHASE OF STOCK; EXERCISE OF OPTIONS. The maximum number of shares placed under option to a participant in the Stock Purchase Plan in any option period will be the lesser of a limit established by the Company or that number determined by dividing the amount of the participant's total payroll deductions during the option period (and any carryover amounts from the preceding option period) by the purchase price per share under the Stock Purchase Plan. Unless a participant withdraws from the Stock Purchase Plan, the participant's option for the purchase of shares will be exercised automatically at the end of each option period for the maximum number of whole shares at the applicable price. As soon as practicable following the end of each option period, the Company will cause a certificate to be issued representing the total number of whole shares of Common Stock acquired by the participant through the exercise of the option. Unless requested otherwise by the participant or upon termination of the participant's employment, such certificate shall be held by the Company. Any balance remaining in a participant's account following the exercise of the participant's option in an option period will be carried over to the next option period if such balance was insufficient to purchase a whole share of Common Stock. If such balance exceeds the amount required to purchase a whole share of Common Stock, the balance will be returned to the participant.

    Notwithstanding the foregoing, no Eligible Employee will be permitted to subscribe for shares of Common Stock under the Stock Purchase Plan if, immediately after the grant of the option, the employee would own five percent or more of the voting power or value of all classes of stock of the Company or its subsidiaries, nor will any Eligible Employee be granted an option which would permit the employee to buy pursuant to the Stock Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

    WITHDRAWAL. Any participant may withdraw in whole from the Stock Purchase Plan at any time prior to thirty (30) days before the exercise date relating to a particular option period. Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Stock Purchase Plan must timely deliver to the Company a notice of withdrawal on a form prepared by the Benefits Committee. The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the participant the amount of the cash balance in his account under the Stock Purchase Plan; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Stock Purchase Plan shall terminate.

    CAPITAL CHANGES. Whenever any change is made in the Common Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares, or other similar change, appropriate action will be taken by the Benefits Committee to adjust accordingly the number of shares subject to the Stock Purchase Plan, the maximum number of shares that may be subject to any option, and the number and purchase price of shares subject to options outstanding under the Stock Purchase Plan.

    NONASSIGNABILITY. Each option will be assignable or transferable only by will or by the laws of descent and distribution and will be exercisable during the optionee's lifetime only by the optionee. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an employee of his option or of any rights under his option, and any such attempt may be treated by the Company as an election to withdraw from the Stock Purchase Plan.

    AMENDMENT AND TERMINATION OF THE STOCK PURCHASE PLAN. The Board of Directors, in its discretion, may terminate the Stock Purchase Plan at any time with respect to any shares for which options have not theretofore been granted. The Benefits Committee shall have the right to alter or amend the Stock Purchase Plan or any part thereof from time to time without the approval of the stockholders of the Company; provided, that no change in any option theretofore granted may be made which would impair the rights of the participant without the consent of such participant; and provided, further, that the Benefits Committee may not make any alteration or amendment which would increase the aggregate number of shares which may be issued pursuant to the provisions of the Stock Purchase Plan (other than as a result of the anti-dilution provisions of the Stock Purchase Plan), change the class of individuals eligible to receive options under the Stock Purchase Plan, or cause options issued under the Stock Purchase Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code without the approval of the stockholders of the Company.

    AWARDS. As of March 31, 2000, 952 eligible employees of the Company and its subsidiaries had elected to participate in the Stock Purchase Plan. As of March 31, 2000, such participants had purchased an aggregate of 464,286 shares of Common Stock under the Stock Purchase Plan at a weighted average purchase price of $17.32 per share.

401(k) PLAN

    The Company sponsors a retirement plan called the Trammell Crow Company Retirement Savings Plan (the "401(k) Plan"). As of December 31, 1999, the total assets held by the 401(k) Plan were valued at approximately $119,023,922. CG Trust Company is the trustee for the assets held under the Company's 401(k) Plan (other than certain life insurance policies held under the trust for which William P. Leiser and Asuka Nakahara are the trustees). Employees (including members of management) are eligible to make voluntary contributions under the 401(k) Plan up to 15% of their annual compensation, subject to the applicable limitations in the Code. The Company is permitted to make a discretionary contribution to the 401(k) Plan each fiscal quarter which will be allocated among participants as a matching contribution based on their contributions under the 401(k) Plan. The Company's policy is to match the lesser of (i) 50% of all contributions up to 6% of an employee's contribution and (ii) $5,100 per year. The 401(k) Plan permits employees to direct investments of their accounts in Common Stock and among a selection of mutual funds. The 401(k) Plan is intended to qualify as a profit sharing plan under Sections 401(a) and 401(k) of the Code.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

ROLE OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors (the "Committee") is currently composed of Messrs. Erwin, Heller and Moriarty. Each of Messrs. Erwin, Heller and Moriarty is a non-employee director of the Company. The Committee determines annual salary, bonuses and long-term incentive awards for the Company's Chairman of the Board, Chief Executive Officer and other executive officers. The Committee also administers the Long-Term Incentive Plan and, subject to the provisions of such plan, determines grants under it for all employees and consultants, including executive officers. The Committee held four meetings during the Company's fiscal year ended December 31, 1999. At those meetings the Committee reviewed the Company's compensation practices and made awards of stock options and restricted stock grants to certain key employees of the Company.

PRINCIPLES OF EXECUTIVE COMPENSATION

    The Company's executive compensation philosophy is designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, assist the Company in attracting and retaining talented executives and aligning the interests of executives with the long-term interests of the Company's stockholders. The Company believes that the furtherance of these objectives is best accomplished by providing senior and other executives of the Company with compensation packages that consist of a combination of base salary, annual incentive bonus and long-term stock option and restricted stock grants. The Company's base salary component is designed to be comparable to median base salaries paid by real estate services companies and other service companies comparable in size to the Company. The Company emphasizes performance-related incentive compensation to reward the Company's executives for the creation of stockholder value. The Company believes that this balance reflects each executive's position, tenure and experience, while providing them with strong financial incentives to achieve key business and individual performance objectives. The Company also believes that the resulting compensation package rewards high levels of performance in excess of other comparable organizations.

    The Company takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level of compensation for the senior executives (such as growth in earnings and the achievement of business unit objectives) and may vary its quantitative measures from employee to employee and from year to year. The Company also recognizes the importance of individual achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as demonstrated leadership and overall contributions to the Company.

    The Company determines competitive levels of compensation for executive positions based on information drawn from compensation surveys, proxy statements for comparator organizations and compensation consultants. The compensation surveys and proxy statements used are for real estate services companies and other service companies comparable in size to the Company.

    It should be noted that the value of any individual executive's compensation package will vary significantly based on performance. While the expected value of an executive's compensation package may be competitive, actual payments made to executives in a given year may be higher or lower than competitive market rates because of performance.

DESCRIPTION OF THE EXECUTIVE COMPENSATION PROGRAM

    This section describes each of the principle elements of the Company's 1999 executive compensation program with specific reference to the objectives discussed above.

BASE SALARY PROGRAM

    The Company believes that it is crucial to provide competitive salaries in order to attract and retain talented executive officers. The objective of the Company's base salary program is to provide executive officers salaries that, in general, are at the market median. Base salaries for individual executives are set at levels considered appropriate in light of their position, level of revenue responsibility within the Company, tenure and performance. Base salaries are reviewed annually by the Committee and adjusted based on evaluations of the executive's past and projected contributions to the Company and changes in competitive pay levels.

ANNUAL CASH BONUS PLAN

    The Company's annual cash bonus plan assists the Company in rewarding and motivating key employees and provides cash compensation opportunities to plan participants. As a pay-for-performance plan, cash bonus awards are paid annually based on the achievement of performance objectives established for the Company and the executive's business unit. Cash bonus award ranges are targeted at levels which, when combined with the executive's base salary, are at the 75th percentile for cash compensation paid to executives at comparable companies.

    Under the Company's annual cash bonus plan, a target bonus is established for each level of the Company's officers that results in the payment of a specified percentage of the officer's salary if his or her goals and objectives are achieved for the relevant performance period. A minimum performance level must be achieved by the Company, the officer and/or his or her business unit before any bonus may be earned. Thereafter, an established progression rewards higher levels of achievement with greater bonus payments. For the Company's Chief Executive Officer and senior executives, bonus targets are measured against each officer's achievement of the goals and objectives outlined for such officer in the Company's business plan. The Company's Chief Executive Officer is eligible to receive an annual bonus of 0% to 200% of his annual salary, depending upon his performance as determined by the Committee and the Board of Directors. As a percentage of salary, bonuses for senior executives (other than the Chief Executive Officer) range from 0% to 175%, depending upon performance, as evaluated by the Chief Executive Officer and the Committee. Although the amounts of annual performance bonuses are generally subject to predetermined maximums, for extraordinary performance, the Committee may award additional bonus amounts to certain senior executives.

    The specific objectives and standards under the annual cash bonus plan are reviewed annually by the Committee in order to ensure consistency with the Company's business strategy and prevailing market conditions.

ANNUAL STOCK OPTION GRANTS

    The Company believes that its key employees should have an ongoing stake in the long-term success of the Company's business. The Company also believes that the key employees should have a considerable portion of their total potential compensation based upon the performance of the Company's stock, since stock related compensation is directly tied to enhanced stockholder value.

    The Long-Term Incentive Plan authorizes the granting of incentive and nonqualified stock options, stock appreciation rights and restricted stock awards to executives and other key employees and consultants of the Company and its subsidiaries. To align the interests of senior executives with the interests of stockholders, the Committee's current policy regarding such awards is to grant non-qualified stock options. However, the Committee has, in certain circumstances, granted restricted stock awards to certain key employees as it deemed appropriate. Under the Company's annual stock option grant program, the Company determines the levels of options to be granted to each of its executives based upon such executive's position, level of revenue responsibility within the Company, tenure and the achievement of performance objectives established for the Company and the executive's business unit. The annual stock option grants have had an exercise price equal to the fair market value of a share of Common Stock at the time of the grant. To encourage retention, the ability to exercise options granted under this plan is generally subject to vesting restrictions. The estimated value of annual stock option awards granted under the Long-Term Incentive Plan (currently computed using a variation of the Black Scholes option pricing model) is generally targeted at a level which is at the 75th percentile of the value of long-term incentives granted to executives of comparable companies.

    The compensation of executive officers is periodically reviewed to ensure an appropriate mix of base salary, annual incentive and long-term incentive to provide competitive total direct compensation opportunities consistent with the pay philosophy articulated above.

ADDITIONAL LONG-TERM INCENTIVE PLAN AWARDS

    In addition to options granted under the Company's annual stock option grant program, executives may be eligible to receive additional stock option awards or cash payments under performance unit awards if the performance thresholds established for the executive are exceeded for a relevant performance period. The terms of these programs are subject to change annually.

CHIEF EXECUTIVE OFFICER PAY

    The Committee reviews the compensation of the Chief Executive Officer, who is responsible for the strategic and financial performance of the Company, and the Committee's recommendation is subject to approval by the Board of Directors. Based on information available to the Committee, the Committee believes that Mr. Lippe's base salary and other compensation in 1999 was consistent with compensation being paid to other chief executive officers of comparable companies. Also, as noted before, the Chief Executive Officer is entitled to receive an annual bonus of 0% to 200% of his annual salary depending on achievement of goals set forth in the Company's business plan. In 1999, the Committee and the Board of Directors measured the Chief Executive Officer's performance against an earnings per share ("EPS") target. The Company's performance met the EPS target set by the Committee and the Board of Directors for the performance period ended December 31, 1999, which entitled Mr. Lippe to a cash bonus of $644,358.

$1 MILLION PAY DEDUCTIBILITY CAP

    Section 162(m) of the Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its Chief Executive Officer and its four other highest paid officers. To the extent readily determinable, and as one of the factors in considering compensation matters, the Committee considers the anticipated tax treatment to the Company and to its executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Code. Therefore the Committee, subject to the factors provided above, has the discretion to grant awards which result in non-deductible compensation. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and consistent with the Company's other compensation objectives.

    The Compensation Committee of the Board of Directors is:

                            James R. Erwin, Chairman
                               Jeffrey M. Heller
                              Rowland T. Moriarty

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    The Compensation Committee of the Company consists of Messrs. James R. Erwin, Jeffrey M. Heller and Rowland T. Moriarty.

    Mr. Erwin serves as Vice Chairman--Texas and Senior Client
Executive-Southwest of Bank of America, N.A. and was Vice-Chairman for Texas and Corporate Finance Executive--West of NationsBank Corp., Bank of America's predecessor. The Company and an affiliate of Bank of America are parties to certain transactions described under "Certain Relationships and Related Transactions--Relationship with Bank of America, N.A."

    Certain other directors are parties to, or have interests in, transactions with the Company, as described under the caption "Certain Relationships and Related Transactions."

                           CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

CERTAIN INVESTMENT ACTIVITIES

    Crow Family Partnership, L.P. ("Crow Family") owns approximately 99% of Crow Realty Investors, L.P. d/b/a Crow Holdings. Mr. Harlan Crow, a director of the Company, is the chief executive officer and a director of Crow Family's general partner, Crow Family Inc. Since its inception in 1994, Crow Holdings has co-invested with the Company and various of its subsidiaries in 17 projects in the areas of industrial development, build-to-suit arrangements, land acquisitions and other real-estate related projects.

    Beginning in 1995, the Company, directly and through its subsidiary Trammell Crow Capital Company, and certain senior employees of the Company and its affiliates, through Trammell Crow Investment Fund 1995 L.P., a Delaware limited partnership ("Fund I"), have co-invested on a side-by-side basis with Crow Holdings and Mr. Williams in six and four real-estate related projects, respectively. Trammell Crow Investments, Inc., the general partner of Fund I, is a subsidiary of Trammell Crow Capital Company. The company made no contributions to these projects in 1999. Distributions to the Company from such projects in 1999 were $172,600. Through December 31, 1999, the Company had made total contributions of $3,063,645 to, and had received total distributions of $3,892,680 from, these projects. The senior employees of the Company invest in the projects indirectly as limited partners in Fund I. The following reflects total investments and distributions related to such projects through December 31, 1999, for the Named Executive Officers: Mr. Lippe, $150,000 and $199,161; Mr. Sulentic, $25,000 and $33,193; and Mr. Blackwell, $100,000 and $132,775; respectively. No additional capital contributions were made to, nor were any distributions received from, such projects during 1999 by any of the Named Executive Officers.

    Beginning in February 1996, the Company, through its subsidiary Trammell Crow Capital Company II, Inc., and certain directors and senior employees of the Company and its affiliates have collectively invested in Trammell Crow Investment Fund II, L.P., a Delaware limited partnership which makes investments that emphasize real-estate related projects ("Fund II"). Trammell Crow Investments II, Inc., the general partner of Fund II, is a subsidiary of Trammell Crow Capital Company II, Inc. The senior employees of the Company invest as limited partners through Trammell Crow Individual Investment Fund 1996, L.P. in Fund II. The Company made no contributions to Fund II in 1999 and received $268,912 in distributions from Fund II in 1999. Through December 31, 1999, the Company had made total contributions to Fund II of approximately $1,707,000 and had received total distributions from Fund II of approximately $1,310,094. The following reflects total investments and distributions related to Fund II through December 31, 1999, for the Named Executive Officers:
Mr. Lippe, $184,000 and $157,389; Mr. Concannon, $46,000 and $39,348;
Mr. Rothacker, $46,000 and $39,348; Mr. Sulentic, $23,000 and $19,674; and
Mr. Blackwell, $230,000 and $196,737, respectively. No additional capital contributions were made by the Named Executive Officers to Fund II during 1999. The following reflects total distributions related to Fund II during 1999 for the Named Executive Officers: Mr. Lippe, $40,848; Mr. Concannon, $10,212;
Mr. Rothacker, $10,212; Mr. Sulentic, $5,107; and Mr. Blackwell, $51,061, respectively. In addition, an affiliate of Mr. Williams, a director of the Company, made no contributions and received $153,185 in distributions in 1999 from Fund II and had invested an aggregate of $690,000 and received aggregate distributions of $590,210 from Fund II through December 31, 1999.

    Fund II currently invests in several related limited partnerships that are all affiliates of Crow Family and are collectively referred to as the "DFW Fund." In 1999, Fund II invested $7,653 in, and received distributions of $51,642 from, the DFW Fund. The aggregate amount invested in and distributions received from the DFW Fund by Fund II through December 31, 1999, is $499,636 and $295,698, respectively. In 1999, the Company (through direct investment outside of Fund II) and Crow Holdings invested $7,653 and $52,039, respectively, in the DFW Fund and received distributions of $51,642 and $351,169, respectively, from the DFW Fund. Through December 31, 1999, the Company and Crow Holdings had invested an aggregate of approximately $499,636 and $3,397,530, respectively, in the DFW Fund and had received distributions totaling $295,698 and $2,010,747, respectively. An affiliate of Mr. Williams invested $7,653 in the DFW Fund and received $51,642 in distributions in 1999 and had invested an aggregate of $487,617 in the DFW Fund and received distributions totaling $295,698 through December 31, 1999. The affiliate of Mr. Williams also contributed approximately $86,251 to projects in which the DFW Fund had an interest and received distributions from those projects of approximately $2,254 in 1999 and had contributed an aggregate of $1,536,409, and received total distributions of $1,243,991 from, such projects through December 31, 1999. In 1999, the Company made no contributions and Crow Holdings contributed approximately $1,273,000 to projects in which the DFW Fund had an interest. Neither the Company nor Crow Holdings received any distributions from such projects in 1999. Through
December 31, 1999, the Company and Crow Holdings had contributed an aggregate of approximately $998,731 and $9,700,168, respectively, to projects in which the DFW Fund had an interest and the Company had received aggregate distributions of approximately $1,012,151 from such projects. In 1999, Fund II contributed $151,646 to projects in which the DFW Fund had an interest and received distributions of $860,940 from such projects. Through December 31, 1999, the aggregate amount contributed by Fund II to projects in which the DFW Fund had an interest was $2,501,804 and the aggregate amount distributed to Fund II from such projects was $2,102,677. The Company has also agreed not to invest in certain investment opportunities in the Dallas/Fort Worth metropolitan area without first offering the investment opportunity to the DFW Fund.

    In 1996, in lieu of receiving certain interests under the Profit Sharing Plan, Mr. Williams and seven other employees of the Company received interests in Cementville, L.P., of which two subsidiaries of the Company are the general partner and a limited partner. Cementville L.P. holds an interest in a development project. In 1999, total partner distributions from Cementville, L.P. were $13,104,366, of which Mr. Williams received $1,007,039 and the two subsidiaries of the Company received $2,860,444 in the aggregate.

    In 1994, a subsidiary of the Company and an affiliate of Mr. Williams invested on a side-by-side basis in Spark 94 Associates, Ltd., which holds an interest in a development project. Total contributions by Mr. Williams and such subsidiary were $47,093 and $19,942, respectively. In 1999, the affiliate of Mr. Williams and such subsidiary received distributions of $186,408 and $23,305, respectively, from Spark 94 Associates, Ltd. Through December 31, 1999, the affiliate of Mr. Williams and such subsidiary had received total distributions of $469,486 and $97,074, respectively.

CROW FAMILY

    During 1999, the Company received 3.8% of its total revenue from a commercial real estate asset base principally owned by parties related to the partnerships, corporations and other entities or individuals doing business as Trammell Crow Company prior to 1991. Crow Family 1991 Limited Partnership (an affiliate of Crow Family and Mr. Harlan Crow) and Mr. Williams, a director of the Company, own significant interests in this commercial asset base.

STOCKHOLDERS' AGREEMENT

    The Company, Crow Family, CFH and Mr. Williams entered into a Stockholders' Agreement, pursuant to which the Company agreed, subject to certain limitations and under certain circumstances, to register for sale shares of Common Stock that are held by certain parties thereto (collectively, the "Registrable Securities"). Of the shares of Common Stock issued in connection with the Company's formation, 9,369,035 were Registrable Securities. The Stockholders' Agreement provides that Crow Family and Mr. Williams may, from and after the first anniversary of the Initial Public Offering, require the Company upon written notice to register for sale such Registrable Securities (a "Demand Registration"), provided that the Company has no obligation to effect more than six underwritten Demand Registrations and shall only be obligated to effect the sixth underwritten Demand Registration if all remaining Registrable Securities of Crow Family are to be registered and the total amount of Registrable Securities to be included in any underwritten Demand Registration has a market value of at least $25 million. The Company has no obligation to (i) effect an underwritten Demand Registration within nine months (or file such registration statement within seven months) after the effective date of the immediately preceding Demand Registration or (ii) effect a shelf Demand Registration within 12 months (or file such registration statement within ten months) after such effective date. In addition, the Company is only required to register a number of shares of Common Stock for sale pursuant to a shelf Demand Registration that is less than or equal to five times the amount limitation prescribed by Rule 144 of the Securities Act. The holders of Registrable Securities may request an unlimited number of shelf Demand Registrations.

    The Stockholders' Agreement also provides that, subject to certain exceptions, in the event the Company proposes to file a registration statement with respect to an offering of any class of equity securities, other than certain types of registrations, the Company will offer the holders of Registrable Securities the opportunity to register the number of Registrable Securities they request to include (a "Piggyback Registration"), provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration exceeds the maximum amount that can be marketed at a price reasonably related to the current market price of the Common Stock or without materially and adversely affecting the offering. The Company will generally be required to pay all of the expenses of Demand Registrations and Piggyback Registrations, other than underwriting discounts and commissions; provided, however, that only 50% of the expenses of underwritten Demand Registrations will be borne by the Company after the first three such Demand Registrations and all road show expenses in connection with any Demand Registration will be borne by the holders of Registrable Securities.

    Under the terms of the Stockholders' Agreement, the Company granted Crow Family the right to nominate a member of the Board of Directors. Mr. Harlan Crow is Crow Family's nominee. Certain executive officers of the Company have agreed to vote their shares of Common Stock in favor of the nominee of Crow Family. Crow Family's right to nominate a director will terminate on the first date Crow Family's beneficial ownership of Common Stock represents the lesser of (i) less than 12.5% of the then outstanding Common Stock or (ii) less than 50% of the shares of Common Stock owned on the date of execution of the agreement; provided, however, that in no event will the Company be obligated to nominate a Crow Family designee beyond the first date on which the beneficial ownership of shares of Common Stock held by Crow Family represents less than 5% of all then outstanding shares of such class. For purposes of the Stockholders' Agreement, Crow Family's beneficial ownership of Common Stock is defined as both shares of Common Stock owned by Crow Family and those owned by CFH. In connection with any private sale of Common Stock by Crow Family, other than to an affiliate, Crow Family will agree to give the Company fifteen (15) days notice prior to effecting such sale.

    Each of Crow Family and the Company has agreed, prior to the fifth anniversary of the date of the Stockholders' Agreement, not to solicit the other's officer-level employees concerning potential employment without prior notice to the other party. In addition, each of Crow Family and the Company has agreed not to hire any employee that was improperly solicited until the earlier of (i) the involuntary termination of such officer-level employee by his/her employer and (ii) the first anniversary of the last incident of solicitation of such employee in violation of the agreement.

THE KINETIC GROUP

    On January 1, 1997, the Company invested in The Kinetic Group Limited Partnership (the "Kinetic Group"), a Texas limited partnership in which senior executives of Wyndham International, Inc. and affiliates of Crow Family (collectively, the "Kinetic Investors") own a substantial interest. The Kinetic Group operates as an independent third-party contractor to provide certain management information services, telecommunications, and computer hardware and software management and maintenance services. The Kinetic Investors and the Company share equally in all profit distributions of the Kinetic Group. Each of the Company and a subsidiary of Wyndham International, Inc., has entered into a management information system agreement for an initial term of five years with the Kinetic Group to provide these services. The Company paid service fees to the Kinetic Group of approximately $4,978,000 for the year ended December 31, 1999.

FAISON TRANSACTIONS

    In July, 1998, the Company acquired a portion of the businesses of Faison & Associates ("Faison") and Faison Enterprises, which are engaged in the development, leasing and management of office and retail properties located primarily in the Midatlantic and Southeast regions of the United States (the "Faison Acquisition"). In exchange for the acquired businesses, the Company paid $36.1 million in cash and delivered a $2.0 million promissory note that bears interest at an annual rate of 6.0%. The note matures on April 30, 2000 and is payable in eight equal quarterly installments. As of March 31, 2000, the outstanding principal balance of this note was $250,000. In connection with the Faison Acquisition, Mr. Henry Faison and Faison Enterprises purchased an aggregate of 127,828 shares of Common Stock for $4.0 million (at a price of $31.29 per share). At the closing, Mr. Faison was elected to serve as a Class III Director on the Company's Board of Directors with a term expiring at the Annual Meeting.

    In connection with the Faison Acquisition, the Company entered into employment agreements with four key employees, including Mr. Faison, and in connection with such employment agreements the Company paid an aggregate of $1.0 million in exchange for certain covenants not to compete. The

Company granted to employees of the acquired businesses who were retained after the closing options to purchase an aggregate of 36,504 shares of Common Stock at an exercise price of $32.875 per share and options to purchase an aggregate of 34,920 shares of Common Stock at an exercise price of $31.50 per share (the fair market value of the Common Stock on the respective dates of grant). In addition, in August 1998, the Company authorized the grant of an aggregate of 63,490 restricted shares of its Common Stock to certain employees of the acquired businesses who were retained after the closing. An aggregate of 60,315 shares were issued on October 7, 1998 to grantees employed by the Company at that date and will vest on July 2, 2000 if the grantee has been continuously employed by the Company from the date of closing. The remaining 3,175 restricted shares were forfeited prior to issuance, and an additional 11,110 restricted shares have been forfeited since the date of grant, due to the grantees terminating their employment with the Company.

    In connection with the Faison Acquisition, the Company, Faison Enterprises and another affiliate of Faison Enterprises entered into a Merchant Build/Right of First Refusal Agreement pursuant to which Faison Enterprises has acquired a right of first refusal to invest in, and provide the financing for, certain new retail real estate projects that are initiated by the Company out of certain offices formerly operated by Faison Enterprises or with the assistance of certain former Faison employees prior to January 1, 2001. If Faison Enterprises elects to exercise its right of first refusal with respect to such a retail project, the Company is obligated to transfer its rights with respect to such project to Faison Enterprises. Faison Enterprises will be obligated to use reasonable commercial efforts to develop, and arrange for the financing of the development of, such retail project. Subject to the right of Faison Enterprises to withhold amounts to provide for the payment of operating deficits incurred on other retail projects, the Company will be entitled to receive 40% of the distributions that Faison Enterprises or its affiliates receive from each retail project developed pursuant to the Merchant Build/First Refusal Agreement after Faison Enterprises has recovered the initial capital it invests in the project and received a specified rate of return on such investment. Certain matters that are to be determined under the Merchant Build/First Refusal Agreement, such as whether a particular expense is to be considered capital that would be the responsibility of Faison Enterprises or an operating expense shared by the Company and the amounts that are to be withheld from distributions, may involve an inherent conflict between the interests of the Company and the interests of Faison Enterprises. The Company is obligated to pay Faison Enterprises an additional $500,000 if retail development construction starts funded through this development program exceed certain levels in 2000.

    The Company and Faison Enterprises have also entered into a Real Estate Services Agreement, which contemplates that the retail projects developed pursuant to the Merchant Build/Right of First Refusal Agreement, as well as certain other properties controlled by Faison Enterprises, will be managed by the Company. In exchange for such management services, the Company will be entitled to receive a fee that was determined as the result of arms length negotiations. The term of the Real Estate Services Agreement is five years, but the agreement may be terminated earlier upon the occurrence of certain events of default.

    During 1999, the Company received 3.7% of its total revenues from the development and/or management of properties owned or controlled by Mr. Faison or Faison Enterprises, including but not limited to all revenues received pursuant to the Merchant Build/Right of First Refusal Agreement and the Real Estate Services Agreement.

    On January 15, 1999, the Company acquired Faison (Chile) S.A. ("Faison Chile") from Faison Enterprises. Faison Chile is a commercial real estate services firm operating in Santiago, Chile. In exchange for all of the business of Faison Chile, the Company paid Faison Enterprises $2.0 million in cash and agreed to deliver Faison Enterprises up to $2.0 million in additional contingent payments. These contingent payments are to be paid from 75% of the acquired business' 2000 and 2001 EBITDA in excess of certain specified thresholds.

    In October 1999, Trammell Crow Arrowpoint, Inc. ("Trammell Crow Arrowpoint"), a subsidiary of the Company, entered into a build-to-suit project in Charlotte, North Carolina with respect to approximately 19 acres of real property owned by Arrowpoint Associates Limited Partnership ("Arrowpoint

Associates"), an entity of which Mr. Faison is the general partner. In connection with the project, Trammell Crow Arrowpoint entered into a series of ground lease agreements with Arrowpoint Associates. The ground lease agreements have an initial term running through 2040, and the Company has four consecutive options to extend the agreements for 15 years each. The stated lease payments under the agreements are $12,500 per acre in 2000, increasing by 3% per year thereafter.

RELATIONSHIP WITH BANK OF AMERICA, N.A.

    On December 1, 1997, the Company obtained a $150 million line of credit arranged by Bank of America, N.A. as administrative agent (the "Bank of America Facility"). The Company has borrowed and expects to borrow under the Bank of America Facility to finance acquisitions, to fund its co-investment activities and to provide the Company with an additional source of working capital. James
R. Erwin serves as Vice Chairman-Texas and Senior Client Executive-Southwest of Bank of America and was Vice Chairman of Texas and Corporate Finance Executive-West for NationsBank Corp., a predecessor of Bank of America. During 1999 the Company paid Bank of America interest and fees relating to the Bank of America Facility totaling approximately $4,926,784.

    Bank of America is also a customer in the ordinary course of the Company's outsourcing services business. Bank of America was the Company's second largest outsourcing services customer (in terms of revenue generated) during the fiscal year ended December 31, 1999. The Company recorded revenues of approximately $16,598,741 in 1999 from services provided to Bank of America, representing approximately 2% of the Company's total revenues in 1999.

    The portion of the Company's development and investment business that includes the acquisition and development of real estate is financed by various sources other than the Bank of America Facility, including project finance provided by commercial banks. In 1999, the Company paid to Bank of America approximately $543,652 in interest and fees with respect to such project financing.

POLICY WITH RESPECT TO RELATED PARTY TRANSACTIONS

    The Company has implemented a policy requiring that any material transaction (or series of related transactions) between the Company and related parties be approved by a majority of the disinterested directors, upon such Directors' determination that the terms of the transaction are no less favorable to the Company than those that could have been obtained from unrelated third parties. The policy defines a material related party transaction (or series of related transactions) as one involving a purchase, sale, lease or exchange of property or assets or the making of any investment with a value to the Company in excess of $1.0 million or a service agreement (or series of related agreements) with a value in excess of $1.0 million in any fiscal year. There can be no assurance that this policy will insure that all transactions between the Company and related parties are on terms that are no less favorable to the Company than those that could have been obtained from unrelated third parties.

                               PERFORMANCE GRAPH

    The Performance Graph shown below was prepared by the Company for use in this Proxy Statement. Note that historic stock price performance is not necessarily indicative of future stock performance. The graph was prepared based upon the following assumptions:

    1. $100 was invested in the Company's Common Stock, the NYSE Market Index and the Company's Peer Group (as defined below) on November 25, 1997 (the date the Company's Common Stock was first traded on the New York Stock Exchange).

    2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of the comparison period.

    3.  Dividends are reinvested on the ex-dividend dates.

    The companies that comprise the Company's Peer Group for purposes of stockholder return comparisons are as follows: CB Richard Ellis Services, Inc., Grubb & Ellis Company, Jones Lang LaSalle Incorporated and Insignia/ESG Holdings, Inc. The same companies comprised the Company's Peer Group in the Company's 1999 Proxy Statement for purposes of stockholder return comparisons.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          TRAMMELL CROW  PEER GROUP INDEX  NYSE MARKET INDEX
11/25/97         100.00            100.00             100.00
12/31/97         118.39            100.16             102.52
12/31/98         128.74             65.52             122.00
12/31/99          53.45             38.34             133.59

                                                          11/25/97   12/31/97   12/31/98   12/31/99
                                                          --------   --------   --------   --------
Trammell Crow Company...................................  $100.00    $118.39    $128.74    $ 53.45
Peer Group..............................................   100.00     100.16      65.52      38.34
NYSE Market Index.......................................   100.00     102.52     122.00     133.59

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership as of March 31, 2000, of the Company's Common Stock by
(i) each person known to the Company to be the beneficial owner of 5% or more of the shares of Common Stock outstanding; (ii) each director; (iii) each Named Executive Officer; and (iv) directors and executive officers of the Company as a group. Unless otherwise indicated, to the Company's knowledge, each person has sole voting (subject to the terms of the Stockholders' Agreement) and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company.

                                                                NUMBER OF             PERCENTAGE OF SHARES
NAME                                                          SHARES OWNED            BENEFICIALLY OWNED(1)
----                                                          -------------           ---------------------
Crow Family Partnership, L.P................................    4,236,829                      12.1%
  3200 Trammell Crow Center
  2001 Ross Avenue
  Dallas, Texas 75201
CFH Trade-Names, L.P........................................      855,137                       2.5%
CFH Capital Resources, L.P..................................    1,327,489                       3.8%
J. McDonald Williams........................................    1,596,617(2)                    4.6%
George L. Lippe.............................................      738,735(3)                    2.1%
H. Pryor Blackwell..........................................      540,745(4)                    1.5%
William F. Concannon........................................      357,523(5)                    1.0%
Robert E. Sulentic..........................................      263,092(6)                      *
William R. Rothacker........................................      521,381(7)                    1.5%
Harlan R. Crow..............................................    6,432,689(8)(9)                18.4%
  3200 Trammell Crow Center
  2001 Ross Avenue
  Dallas, Texas 75201
James R. Erwin..............................................       22,234(8)                      *
Henry J. Faison.............................................      127,828(10)                     *
Rowland T. Moriarty.........................................       26,234(11)                     *
Jeffrey M. Heller...........................................       13,234(12)                     *
Directors, director nominees and executive officers as a
  group (11 persons)........................................   10,640,312(13)                  30.2%

------------------------
  * Less than one percent.

 (1) Based on 34,873,411 shares of Common Stock outstanding on March 31, 2000.

 (2) Includes 33,160 shares that may be acquired upon the exercise of options, 2,261 shares held indirectly through the Company's 401(k) Plan and 1,697 shares acquired under the Company's Employee Stock Purchase Plan.

 (3) Includes 2,252 shares held in trust for the benefit of Mr. Lippe's minor children. Mr. Lippe is the trustee of the trust. Also includes 1,970 shares acquired under the Company's Employee Stock Purchase Plan and 54,472 shares that may be acquired upon the exercise of options.

 (4) Includes 50,735 shares that may be acquired upon the exercise of options.

 (5) Includes 81,397 shares that may be acquired upon the exercise of options.

 (6) Includes 23,000 shares owned by Mr. Sulentic's wife and 52,987 shares that may be acquired upon the exercise of options.

 (7) Includes 1,397 shares acquired under the Company's Employee Stock Purchase Plan and 49,292 shares that may be acquired upon the exercise of options.

 (8) Includes 13,234 shares that may be acquired upon the exercise of options.

 (9) Consists of all shares held by Crow Family Partnership, L.P., all shares held by CFH Trade-Names, L.P., and all shares held by CFH Capital Resources, L.P. Crow Family, Inc. is an affiliate of all such partnerships. Mr. Crow is a director of Crow Family, Inc. and trustee of certain family trusts which hold a significant equity interest in each such partnership. Mr. Crow disclaims beneficial ownership of all such shares held by such partnerships.

(10) Includes 63,914 shares held of record by Faison Enterprises, a non-profit corporation of which Mr. Faison is the sole member. Although Mr. Faison currently has the right to designate all of the members of the board of directors of Faison Enterprises, he has no pecuniary interest in such shares of Common Stock. Mr. Faison disclaims ownership of all shares of Common Stock held by Faison Enterprises.

(11) Includes 2,000 shares held indirectly through a non-issuer profit sharing plan, 3,000 shares held indirectly through a non-issuer money purchase plan and 13,234 shares that may be acquired upon the exercise of options.

(12) Consists solely of 13,234 shares that may be acquired upon the exercise of options.

(13) Includes 374,979 shares that may be acquired upon the exercise of options within the next 60 days.

                        SECTION 16 BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of its shares of Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The Commission's rules require such persons to furnish the Company with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 1999.

                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the Company's management will have discretionary authority to vote on any matter of which the Company does not receive notice by March 3, 2001, with respect to proxies submitted to the 2001 Annual Meeting of the Company's Stockholders. To be included in the Board of Directors' solicitation of proxies relating to the 2001 Annual Meeting of the Company's Stockholders, a stockholder proposal must be received by the Secretary of the Company at 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, no later than December 17, 2000. Pursuant to the Company's Certificate of Incorporation, in order to nominate persons for election to the Board of Directors at the 2001 Annual Meeting of the Company's Stockholders, a stockholder must deliver notice, in the form specified in the Company's Certificate of Incorporation, to the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the scheduled date of the 2001 Annual Meeting of the Company's Stockholders, which has not yet been determined.

ANNUAL REPORT

    The Company's Annual Report to stockholders for the fiscal year ended December 31, 1999, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

                                          By Order of the Board of Directors,

                                          /s/ Derek R. McClain

                                          Derek R. McClain
                                          SECRETARY


------------------------------------------------------------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.      PLEASE MARK
                                                                                                                YOUR VOTES AS  /X/
                                                                                                                INDICATED IN
                                                                                                                THIS EXAMPLE

                                                             FOR ALL   WITHHELD FROM
                                                             NOMINEES  ALL NOMINEES

1. ELECTION OF DIRECTORS: To elect each of (01) J. McDonald    / /        / /        2. To ratify the selection of Ernst & Young LLP
   Williams, (02) William F. Concannon and (03) Henry J.                                as independent accountants for the Company
   Faison to serve as Class III directors for a three year                              for the fiscal year ending December 31,
   term ending at the Annual Meeting of Stockholders in                                 2000.
   2003 and until their successors are duly elected and
   qualified or until their earlier death, resignation or
   removal from office.

                                                                                                 FOR  AGAINST  ABSTAIN
                                                                                                 / /    / /      / /
-----------------------------------------------------------
For the nominees except as noted above

                                                                                                 I PLAN TO ATTEND THE
                                                                                                       MEETING           / /








SIGNATURE__________________________________________________SIGNATURE__________________________________DATE__________________________
PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. IF YOU ARE SIGNING AS
A REPRESENTATIVE OF THE NAMED STOCKHOLDER (E.G. AS A TRUSTEE, CORPORATE OFFICER OR OTHER AGENT ON BEHALF OF A TRUST, CORPORATION
OR OTHER ENTITY) YOU SHOULD INDICATE YOUR TITLE OR THE CAPACITY IN WHICH YOU SIGN.
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE


                                                     YOUR VOTE IS IMPORTANT!

                                [GRAPHIC]  YOU CAN GRANT YOUR PROXY IN ONE OF TWO WAYS:  [GRAPHIC]

====================================================================================================================================
                                                    GRANT YOUR PROXY BY PHONE
                                                  HAVE YOUR PROXY CARD IN HAND.
                      Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day, 7 days a week.
                                             There is NO CHARGE to you for this call.
   You will be asked to enter your 11-digit Control Number, which is located in the box in the lower right hand corner of this form. Follow the recorded instructions.
====================================================================================================================================

                                                                OR

====================================================================================================================================
                                          GRANT YOUR PROXY BY RETURNING THIS PROXY CARD
                        Mark, sign and date your proxy card and return promptly in the enclosed envelope.
====================================================================================================================================

                   NOTE: IF YOU GRANTED YOUR PROXY BY TELEPHONE, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.










                   THANK YOU FOR GRANTING YOUR PROXY.



------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
                                                      TRAMMELL CROW COMPANY

                                      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                               TRAMMELL CROW COMPANY FOR THE ANNUAL MEETING TO BE HELD MAY 16, 2000

             The undersigned hereby constitutes and appoints each of George L. Lippe, Robert E. Sulentic and Derek R.
          McClain his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of Trammell Crow Company held of record by the undersigned on the record date at the Annual
          Meeting of Stockholders of Trammell Crow Company to be held at the Dallas Museum of Art, 1717 Harwood Street,
          Dallas, Texas, on Tuesday, May 16, 2000, at 8:30 a.m., local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.

             YOU ARE ENCOURAGED TO SPECIFY YOUR VOTE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE BUT YOU NEED
          NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, WHICH ARE
          FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR PROPOSAL 2. THE PROXIES CANNOT VOTE YOUR SHARES
          UNLESS YOU SIGN AND RETURN THIS CARD OR GRANT YOUR PROXY BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON
          THE REVERSE SIDE. ANY PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF.

             ANY PROXY, WHEN PROPERLY GRANTED, WILL BE VOTED IN THE MANNER DIRECTED AND WILL AUTHORIZE THE PROXIES TO
          TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION
          IS MADE, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. PROXIES
          ARE AUTHORIZED TO VOTE UPON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING SUCH AS APPROVAL OF ONE OR MORE
          ADJOURNMENTS OF THE MEETING FOR THE PURPOSE OF OBTAINING ADDITIONAL STOCKHOLDER VOTES.

                                                                                                              -----------
                                                                                                              SEE REVERSE
                                            CONTINUED AND TO BE SIGNED ON REVERSE SIDE                           SIDE
                                                                                                              -----------

------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE




                                                     YOUR VOTE IS IMPORTANT!
                                           YOU CAN GRANT YOUR PROXY IN ONE OF TWO WAYS:

          1. CALL TOLL FREE 1-800-840-1208 on a Touch-Tone Telephone.
                                                                OR
          2. By mail - by promptly returning your completed proxy card in the enclosed envelope.















------------------------------------------------------------------------------------------------------------------------------------
